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                                                                    (Exhibit 12)

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)


                                                                                                      Six Months Ended
                                                            For the Years Ended December 31,               June 30,
                                              -----------------------------------------------------  -------------------
                      TITLE                       1996       1997      1998       1999        2000      2000      2001
                                               --------    -------  --------   --------   ---------  --------   -------
A) Earnings (loss) before income taxes,
      minority interest, extraordinary items
      and accounting change                     $ 939.0    $ 143.0   $ 429.0    $ 448.0     $ 723.0   $ 915.0   $(345.0)

B) Minority interest expense,
      net of taxes                               (180.0)    (140.0)    (87.0)    (163.0)     (238.0)   (123.0)    (79.0)

C) Fixed charges excluding
      capitalized interest                        802.1      826.6     866.7      820.9     1,151.5     430.1     652.9

D) Amortization of previously
      capitalized interest                         34.2       37.0      38.8       17.0        23.5      10.1      14.4

E) Equity in undistributed
      earnings of affiliates                        6.2      (40.4)     23.7      (41.6)        5.6      (5.1)      8.7
                                               --------    -------  --------   --------   ---------  --------   -------

F) Earnings before income taxes,
      extraordinary items, accounting
      change and fixed charges                 $1,601.5    $ 826.2  $1,271.2   $1,081.3   $ 1,665.6  $1,227.1   $ 252.0
                                               ========    =======  ========   ========   =========  ========   =======

   Fixed Charges

G) Interest and amortization of debt
      expense                                   $ 699.5    $ 720.0   $ 716.9    $ 611.5     $ 938.1   $ 326.4   $ 546.6

H) Interest factor attributable to rentals         79.0       83.0      80.7       76.3        72.8      34.0      38.5

I) Preferred dividends of subsidiaries             23.6       23.6      69.1      133.1       140.6      69.7      67.8

J) Capitalized interest                            71.2       71.6      53.4       29.3        25.2      12.6       6.6
                                               --------    -------  --------   --------   ---------  --------   -------

K) Total fixed charges                          $ 873.3    $ 898.2   $ 920.1    $ 850.2   $ 1,176.7   $ 442.7   $ 659.5
                                               ========    =======  ========   ========   =========  ========   =======

L) Ratio of earnings to fixed charges              1.83                 1.38       1.27        1.42      2.77
                                               ========             ========   ========   =========  ========

M) Deficiency in earnings necessary
      to cover fixed charges                               $ (72.0)                                             $(407.5)
                                                           =======                                              =======

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